UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 17, 2013
Atlas Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	000-54627	27-5466079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 NW Point Boulevard Elk Grove Village, IL (Address of principal executive offices)	60007 (Zip Code)

Registrant's telephone number, including area code: (847) 472-6700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]   Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
[   ]   Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
[   ]   Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 17, 2013, Atlas Financial Holdings, Inc. (the “Company”) approved Director Compensation and Stock Ownership Guidelines (the “Guidelines”) which set forth the terms of compensation of directors of the Company. The Guidelines were effective as of June 17, 2013 and, among other things, provide directors, including employee directors (which currently includes the Company's chief executive officer), with the opportunity to receive “matching” equity awards from the Company's 2013 Equity Incentive Plan (the “Plan”).
A director who either directly or indirectly purchases up to $100,000 of stock of the Company on the open market or through the Company's employee stock purchase plan will receive a 3 to 1 matching grant of restricted stock (or for Canadian taxpayers, restricted stock units) based on the aggregate purchase price of shares he or she purchases during the six-month period beginning on June 18, 2013 and ending on December 31, 2013 (the “Purchase Period”). The matching grant will be made as soon as administratively possible after the end of the Purchase Period (the “Grant Date”). The number of shares that will be issued on the Grant Date will be determined by dividing (A) the dollar amount of the Company matching contribution due based on purchases during the Purchase Period by (B) the closing share price of one share of Company common stock at close of market on June 17, 2013 (the “Closing Price”). The restricted stock will vest 20% on each anniversary of the Grant Date, subject to the terms of the Guidelines. The matching grant will subject to all of the terms and conditions of the Plan and applicable grant agreements.
The foregoing description of the Guidelines is a summary only and is qualified in its entirety by reference to the full text of the Guidelines, which are filed as an exhibit to this Form 8‑K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Atlas Financial Holdings, Inc. Director Compensation and Stock Ownership Guidelines

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2013		Atlas Financial Holdings, Inc.

	By:	/s/ Scott Wollney
Name: Scott Wollney
Title: President and Chief Executive Officer